PRESS RELEASE                                                                                                                   June 14, 2007
Contact: John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FISCAL 2007 RESULTS

•	Reports Record Earnings and Earnings per Share

•	Updates Status of Stock Repurchase Program

MAIDEN, NC - Air T, Inc. (NASDAQ Capital Market: AIRT) today reported record consolidated net earnings of $2,486,000 ($0.94 per diluted share) for fiscal 2007, which ended March 31, 2007, compared to net earnings of $2,055,000 ($0.77 per diluted share) for fiscal 2006.  Consolidated revenues for fiscal 2007 were $67,303,000 compared to $79,529,000 for fiscal 2006.

The $431,000 increase in fiscal 2007’s net earnings represented another strong financial year.  During fiscal 2006, Air T’s Global Ground Support subsidiary (Global) incurred $905,000 in costs, $557,000 ($0.21 per share) net of taxes, connected with its efforts to have deicing booms returned to service at the Philadelphia Airport.

The consolidated revenues decrease of $12,225,000 (15%) to $67,303,000 in fiscal 2007 primarily resulted from a $4,869,000 decrease in ground equipment revenues related to decreases in the number of international commercial deicer units sold, and a $7,356,000 decrease in air cargo revenues.  The air cargo revenues decrease was primarily related to decreased levels of direct operating costs, passed through to the Company’s customer at cost, and lower maintenance revenues, associated with the completion of the conversion of ATR aircraft to cargo use.  The reduced air cargo revenues represented a return to normalized operations after completion of the aircraft modernization and conversion program undertaken by the segment’s customer in fiscal 2005 and 2006.

Walter Clark, Chairman and Chief Executive Officer of the Company, commented, “We are proud to present these record earnings to our stockholders.  While Global reported a decline in sales in fiscal 2007, mostly due to a significant decline in international orders, it was able to increase margins due to product mix and produce a stronger bottom line on the decreased sales.  Global reported an outstanding fourth quarter and we are optimistic that its momentum will continue into the current fiscal year.  At March 31, 2007, Global’s backlog was $16.8 million, compared to $10.8 million at the end of fiscal 2006 and $8.4 million at the end of the third quarter of fiscal 2007.  This is another strong year for Global, whose results in fiscal 2006 were adversely affected by the boom repair costs in Philadelphia.  We believe our decision to act promptly to support our customer, and to absorb the initial expense associated with the incident in Philadelphia last year, sent a strong message to the market that we are a valuable business partner.”

“At our air cargo operations, we also are continuing with our cost reduction program begun in fiscal 2007, and are focused on getting our air cargo segment staffing right-sized, following the completion of the aircraft modernization program.  As always, we strive to be as efficient as possible for our customer and for our stockholders,” Mr. Clark continued.

Commenting on the status of the Company’s previously announced stock repurchase plan, Mr. Clark noted, “During the fourth quarter, we purchased an additional $1.2 million of our stock, and another $0.5 million from the end of the fiscal year through May 31, 2007.  With these purchases, at June 1 only approximately $175,000 remained from the $2.0 million program authorized by our Board last November.  We believe this program has been an excellent use of our capital, particularly at the recent stock prices.”

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Fiscal Years Ended
	3/31/2007	3/31/2006
Operating revenues	$67,303	$79,529

Net Earnings	$2,486	$2,055

Net Earnings Per Share - Diluted	$0.94	$0.77

Average Weighted Shares Outstanding - Diluted	2,650	2,672

The Company operates in two business segments.  Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures, sells and services aircraft ground support and special purpose industrial equipment.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, South America, Puerto Rico and the Caribbean Islands.  Air T’s Global subsidiary manufactures and services aviation support and other specialized military and industrial equipment and is one of the largest providers of deicing equipment in the world.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Annual Report on Form 10-K for the fiscal year-ended March 31, 2007 to be filed with the Securities and Exchange Commission.  Copies of the Form 10-K may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended or that purchase orders for Company products may be withdrawn, uncertainty regarding legal actions against the Company relating to the collapsed boom at the Philadelphia airport and the Company’s legal action against the subcontractor that designed, manufactured and warranted the deicing booms initially sold by Global for installation at the Philadelphia airport, the future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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